Exhibit 21.1

Atmus Filtration Technologies Inc.

Subsidiaries of the Registrant

Entity Name	Country or State of Organization
Cummins Filtration International Corporation, Australia Branch	Australia
CMI Filtration Belgium BV	Belgium
Cummins Filtros Ltda.	Brazil
Cummins Filtration (Shanghai) Co. Ltd.	China
Shanghai Fleetgaurd Filter Co. Ltd.	China
Cummins Filtration Trading (Shanghai) Co. Ltd.	China
Fleetguard Colombia	Colombia
Cummins Filtration SARL	France
Cummins Filtration GmbH	Germany
Filtrium Fibertechnologies Pvt. Ltd.	India
Fleetguard Filters Pvt. Ltd.	India
Fleetguard India Private Limited	India
Fleetguard Italy S.r.l.	Italy
Cummins Filtration International Japan	Japan
CMI Filtration México Comercializadora, S. de R.L. de C.V.	Mexico
CMI Filtration México Manufactura, S. de R.L. de C.V.	Mexico
Fleetguard Poland sp. z o.o.	Poland
Fleetguard Filtration Pte. Ltd.	Singapore
Cummins Filtration International Corporation, South Africa Branch	South Africa
Cummins Filtration Ltd.	South Korea
Fleetguard UK Limited Merkezi İngiltere İstanbul Merkez Şubesi	Turkey
Fleetgaurd UK Limited	UK
Cummins Filtration Inc.	IN
Cummins Filtration International Corporation	IN
Cummins Filtration IP, Inc.	DE
Fleetguard USA NewCo LLC	DE
Fleetguard US Singapore LLC	DE